Exhibit 99.1

Delta Apparel Announces Preliminary Third Quarter 2008 Results

– Lowers 3Q08 Sales and Earnings Expectations –

– Revises Fiscal Year 2008 Outlook –

– Discusses Current Business Conditions –

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today announced preliminary financial results for the third quarter ended March 29, 2008 and updated its current business outlook.

The Company now expects third quarter fiscal 2008 revenue to be approximately $75 million and expects a loss per diluted share in the range of ($0.05) to ($0.07), inclusive of approximately ($0.07) of textile restructuring charges per diluted share. These restructuring costs are expected to be the final charges relating to the Company’s previously announced textile restructuring plan. These preliminary results compare to the Company’s prior expectation of third quarter revenues between $84 to $88 million and diluted earnings per share in the range of $0.25 to $0.29.

Although sales in the retail-ready segment increased from the prior year third quarter, the Company did not achieve its original revenue targets for this segment due primarily to the overall slowdown of consumer demand for apparel. As a result of the high margin contribution from this segment, the modest sales shortfall to expectations disproportionately reduced the Company’s third quarter profitability. At the same time, sales in the activewear segment were lower than in the prior year quarter and were also below expectations for both the catalog and private label channels. While the Company believes that it is servicing its private label customers well, weakness in consumer spending is slowing the callouts of these products. In addition, overall weak demand combined with higher energy, transportation and raw material costs are creating a difficult marketplace for undecorated tees.

Robert W. Humphreys, President and Chief Executive Officer, commented “Although we are not meeting our expectations and are not satisfied with our performance, we did see steady progress towards profitability throughout the third quarter. This quarter should finalize the previously discussed restructuring related charges. Excluding these textile restructuring costs, our quarterly performance would have been break-even despite the tough retail environment. While the sell-through of our Soffe product line remains solid across its channels of distribution, several retailers have been more conservative with their level of reorders compared with previous seasons due to the overall softness in consumer spending. Our Junkfood business continues to grow within its traditional market of boutiques, high-end department stores and foreign customers. Our partnership with GapKids is expanding with shipments to more doors. In April we expect to ship our first orders to BabyGap and have additional joint-branded Junkfood/Gap marketing initiatives planned.”

Mr. Humphreys continued, “In our activewear segment we are also seeing our customers take a more cautious approach with their orders due to weakness in consumer spending and a slowdown in the release of orders from retailers. While pricing is moving up on basic tees, these increases are being offset by higher cotton, energy and transportation costs. We are satisfied that our new Honduran textile facility is on-track with its production levels and expect the savings from this facility will improve our results as we begin our new fiscal year.”

For fiscal 2008, revenues are now expected to range from $305 million to $315 million with diluted loss per share from ($0.16) to ($0.10), inclusive of approximately $0.39 per share of textile restructuring related charges. The Company remains concerned about the general slowdown of the U.S. economy and consumer demand for apparel. Further deterioration in the economy and retail marketplace may negatively impact the Company’s results of operations.

Mr. Humphreys concluded, “Despite our revised outlook for 2008, we are completing a number of initiatives that we believe will improve the long-term prospects for our business. We remain committed to executing our strategy, which we believe will allow us to deliver top-line growth, improve profitability, and increase shareholder value in the future.”

The Company will report fiscal 2008 third quarter results on Friday, April 25, 2008 before the market opens. The Company will also hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET on April 25, 2008. The dial-in number for the earnings call is (913) 312-1392.

A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from April 25, 2008 through May 2, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is:2603974

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico. The Company employs approximately 6,300 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill
Chief Financial Officer
864-232-5200 x6620
or
Investor Relations Contact:
Integrated Corporate Relations
Brendon Frey / Bill Zima
203-682-8200